Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545                                                                                                                                             2228 South Fraser Street
Fax (303) 369-9384                                                                                                                                                                                     Unit I
Email larryodonnellcpa@comcast.net                                                                                                                                Aurora, Colorado    80014
www.larryodonnellcpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Tactical Air Defense Services, Inc.
Fort Lauderdale, Florida

I have audited the accompanying consolidated balance sheet of Tactical Air Defense Services, Inc., and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ (deficiency) equity and cash flows for the years then ended. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tactical Air Defense Services, Inc. as of December 31, 2009 and 2008, and the results of operations and its cash flows for for the years then ended, in conformity with accounting principles generally accepted in the United States.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has operating and liquidity concerns, has incurred an accumulated deficit of $38,524,104 through the period ended December 31, 2009. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

/s/ Larry O'Donnell, CPA, PC

Larry O’Donnell, CPA, PC
April 14, 2010